Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
     THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between Parker Drilling Company, a Delaware corporation (“Parker Drilling” or the “Company”) and Ronald C. Potter (“Executive”) and shall become effective on the eighth day following its execution by Executive and return to Parker Drilling, provided Executive has not revoked his consent to this Agreement pursuant to paragraph 18(c) (“Effective Date”). Parker Drilling and Executive are sometimes referred to collectively as the “Parties” or individually as a “Party”.
PURPOSE
     Parker Drilling and Executive have reached a mutual agreement that Executive’s employment with the Company will terminate on March 27, 2009 (the “Termination Date”) pursuant to the terms of this Agreement.
TERMS
     To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
     1. Termination of Employment Agreement. Except as otherwise provided herein or in the Consulting Agreement executed by the Parties as of March 28, 2009 (the “Consulting Agreement”), this Agreement replaces and terminates that certain Employment Agreement entered into as of July 1, 2003, as amended by the First Amendment to Employment Agreement dated October 26, 2005 and further amended by the Amendment to Employment Agreement effective as of December 31, 2008 (sometimes collectively referred to as the “Employment Agreement”) and will constitute the entire agreement between the Parties.
     2. Minimum Payments. On the fifth business day after the Effective Date, Parker Drilling shall pay to Executive in a lump sum the amount of $39,509.62, which represents Executive’s unpaid salary and vacation pay as provided for in Section 6(a)(1) and 6(a)(3) of the Employment Agreement. Executive acknowledges that no payment is required under Section 6(a)(2) of the Employment Agreement.

     3. Severance Payments. On the first regularly scheduled Parker Drilling payroll date that commences more than six months after the Termination Date or, if later, Executive’s “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder (“Section 409A”), Parker Drilling shall pay to Executive in lump sum the amount of Seven Hundred Eight Thousand Seventy-Five United States Dollars ($708,075), representing the “Additional Payment” required by Section 6(b)(1) of the Employment Agreement.
     4. Vesting of Restricted Stock. Executive is the recipient of 161,362 shares of Parker Drilling common stock (“Grant Shares”), which shares are listed on Appendix A to this Agreement, granted under certain award agreements (the “Restricted Stock Award Agreements”) pursuant to the terms of the Parker Drilling Company 2005 Long-Term Incentive Plan effective as of March 18, 2005. The terms of the Restricted Stock Award Agreements provide that Executive’s rights to the Grant Shares shall terminate upon termination of Executive’s employment with the Company. Under the terms of the Parker Drilling Company 2005 Long-Term Incentive Plan (“2005 LTIP”) and the Restricted Stock Award Agreements issued pursuant to the 2005 Plan, Executive’s rights to such Grant Shares shall continue and such Grant Shares shall continue to vest under the terms of the respective Restricted Stock Award Agreement during the term of Executive’s Employment (as defined in the 2005 LTIP) as a consultant. In addition, at any time during the term of the Consulting Agreement, the Compensation Committee of the Board of Directors may, in its sole discretion, authorize the proper officers of the Company to amend the terms of any Restricted Stock Award Agreement to accelerate the vesting schedule related to some or all of the Grant Shares. In the event the Compensation Committee determines to approve the amendment of the terms of any Restricted Stock Award Agreement to accelerate the vesting schedule associated with any Grant Shares, the Company shall given written notice to the Executive of such amendment and such Grant Shares shall become fully vested and transferable to Executive free of any and all restrictions. Any Grant Share which remains subject to a vesting schedule at the end of the term of the Consulting Agreement shall be forfeited by Executive.
     5. Executive’s Stock Options. Executive has been awarded 25,000 stock options (“Stock Options”), which stock options are listed on Appendix A to this Agreement, pursuant to the Parker Drilling Company 1997 Stock Plan, as amended. The terms of the Stock Option

Award Agreement entered into by the Company and Executive as of July 15, 2003 provide that Executive’s rights to the Option Shares are exercisable only during the time Executive remains an employee, director or consultant of the Company. Executive’s rights to such Option Shares shall continue during the term of the Consulting Agreement. In addition, at any time during the term of the Consulting Agreement, the Compensation Committee of the Board of Directors may, in its sole discretion, by written notice from the Company to Executive, extend the exercise period related to some or all of the Option Shares for any period from and after the expiration of the term of the Consulting Agreement up to and including July 15, 2010. In the event the Compensation Committee determines to extend the exercise period associated with any Option Shares, such Option Shares may be exercised at any time up to the later of: (i) the expiration of the term of the Consulting Agreement or (ii) the extended period approved by the Compensation Committee, if any, up to and including July 15, 2010.
     6. Group Health Coverage. Parker Drilling shall maintain Executive’s group health plan and group dental plan coverage for a period of eighteen (18) months following the Termination Date, at substantially the same level of coverages as existed on the Termination Date; provided, however, Executive and his covered dependents, if any, shall not be required to pay any portion of the premium cost to retain such coverages but in all other respects shall be treated the same as other participants under the terms of such plans. Following the expiration of the 18-month period, Executive shall be entitled to elect additional continuation coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Company’s procedures for COBRA administration, or otherwise. In the event that such additional COBRA coverage is elected, (i) the COBRA time period shall not be reduced by the post-termination continuation coverage provided pursuant to the foregoing provisions of this paragraph and (ii) Executive (and his covered dependents, if any) must pay the full COBRA premium rates as effective during such coverage period. In the event of any change to the group health plan or group dental plan following the Termination Date, Executive and his spouse and dependents, as applicable, shall be treated consistently with the then-current senior officers of Parker Drilling (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the plan; provided, however, no participant contributions shall be required from them unless the additional COBRA coverage period is in effect. Executive and his spouse hereby agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar program of the United States Government or any agency thereof (hereinafter referred to as “Medicare”). The coverage described in the immediately preceding sentence includes, without limitation, parts A and B of Medicare and any additional parts of Medicare. Executive and his spouse further agree to pay any required premiums for Medicare coverage from their personal funds. Notwithstanding the foregoing provisions, the coverage of Executive (and his dependents, if any) under such medical and/or dental plans maintained by Parker Drilling shall terminate in the event that Executive becomes employed by another for-profit employer which maintains a group health plan or plans for its employees providing group medical coverage and group dental coverage; provided, however, any additional COBRA coverage shall not be terminated unless and until permitted under COBRA.
     7. Withholdings; Right of Offset. Parker Drilling may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all Federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (b) all other normal deductions made with respect to Parker Drilling’s employees generally, to the extent permissible under Section 409A.
     8. Indemnity Rights. This Agreement shall not impair in any way the rights of Executive or the obligations of Parker Drilling under the terms of that certain Indemnification Agreement between Parker Drilling and the Executive dated April 6, 2004, and by its execution of this Agreement Parker Drilling expressly re-affirms all the rights of Executive and obligations of Parker Drilling under the terms of said Indemnification Agreement. Further, Executive will be given reasonable access to all Parker Drilling records that are deemed necessary or helpful to Executive or his counsel on any matter to which the Indemnification Agreement applies subject to execution by Executive of a Confidentiality Agreement with terms and conditions reasonably acceptable to Parker Drilling related to such records.
     9. Miscellaneous Matters. Executive shall be allowed to retain the iPhone provided by Parker Drilling without cost to Executive, but Executive shall assume and pay all usage, repair or replacement charges associated with the cellular phone from and after the termination of the Consulting Agreement. Executive shall also be allowed to retain the laptop computer provided by Parker Drilling without cost to Executive; provided, however, Parker

Drilling retains the right to remove any information related to Parker Drilling which exists on the laptop from and after the termination of the Consulting Agreement.
     Parker Drilling shall provide Executive with outplacement services for a period of six months at an aggregate cost not to exceed $5,000.00.
     10. Waiver of Reinstatement and Future Employment. Executive forever waives and relinquishes any right or claim to reinstatement to active employment with Parker Drilling, its affiliates, subsidiaries, divisions, and successors. Nothing contained herein shall prevent Executive from applying for future employment with Parker Drilling, nor shall this Agreement be deemed as precluding Executive from applying for future employment with third parties, including non-profit organizations.
     11. Global Release of Claims. Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges Parker Drilling and each of Parker Drilling’s subsidiaries whether wholly owned or not and whether direct or indirect and each of Parker Drilling and its subsidiaries predecessors, successors, parents, joint ventures, holding companies, subsidiaries, divisions, affiliates, assigns, partnerships, agents, directors, officers, employees, consultants, committees, employee benefit committees, fiduciaries, representatives, attorneys, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them (the “Parker Releasees”) from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against any of the Parker Releasees including, without limitation, the agreements he executed with Parker Drilling and his acts or omissions that resulted in Executive’s separation from employment with Parker Drilling, from the beginning of time and up to and including the date of execution of this Agreement. This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee

Polygraph Protection Act, the Financial Institutions Reform, Recovery and Enforcement Act (or any other employment-related banking statute or regulation), the Uniformed Services Employment and Reemployment Rights Act of 1994, the Texas Commission on Human Rights Act, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Executive’s employment or separation from employment with Parker Drilling, the agreements he executed with Parker Drilling, and his acts or omissions that resulted in Executive’s separation from employment with Parker Drilling. Notwithstanding the foregoing, the provisions of this paragraph 11 shall not apply to the Indemnification Agreement. Under this Agreement, Executive is excluded from the definition of Parker Releasees.
     12. Non-Disparagement. Executive agrees, for a period of two (2) years after the Effective Date, not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the Parker Releasees. Executive understands and acknowledges that this non-disparagement clause prevents him from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Parker Releasees. Further, Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Parker Releasees. Executive also understands and agrees that he has had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with his attorney, and to consent to this clause and its terms knowingly and voluntarily. Executive further acknowledges that this non-disparagement clause is a material term of this Agreement. If Executive breaches this paragraph 12, Parker Drilling will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against him and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with him. Nothing in this Agreement shall, however, be deemed to prevent Executive from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency or during interviews of audit committee counsel related to or in anticipation of government investigations.
     13. Cooperation. After his separation from employment from Parker Drilling, Executive agrees to cooperate with Parker Drilling in connection with the defense or prosecution of any claims, causes of action, investigations, hearings, proceedings, arbitrations or other tribunals now in existence or which may be brought in the future against or on behalf of Parker Drilling that relate to events or occurrences that transpired while he was employed with Parker Drilling. Executive’s cooperation in connection with this paragraph 13 shall include, without limitation, making himself reasonably available to meet with counsel to prepare for discovery or trial, to act as a witness on behalf of Parker Drilling at convenient times, and to provide true and accurate testimony regarding any such matters. If Executive is subpoenaed or contacted to cooperate in any manner by a non-governmental party concerning any matter related to Parker Drilling, he shall immediately notify Parker Drilling, through the notice procedures identified in this Agreement before responding or cooperating. The Executive shall be entitled to reimbursement of all expenses incurred in conjunction with his cooperation pursuant to this paragraph 13, including reasonable attorneys fees, consistent with the terms of the Indemnification Agreement between Parker Drilling and the Executive dated April 6, 2004. Any amount that Executive is entitled to be reimbursed under this Section will be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses to be reimbursed are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.
     14. Confidentiality of Company Information. The Executive shall continue to abide by Parker Drilling’s confidentiality policies, including those imposed on him by virtue of his consulting relationship with Parker Drilling. The Executive will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as Parker Drilling directs and authorizes. The Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the “Confidential Information” and agrees to immediately notify Parker Drilling in the event of any unauthorized use or disclosure of the Confidential Information. Confidential Information includes, without limitation, all of Parker Drilling’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; Parker Drilling’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that Parker Drilling requires to be maintained in confidence for Parker Drilling’s continued business success or any other information defined as “secret and Confidential Information” in the Employment Agreement. Confidential Information does not include any information that is readily available to the public or, upon reasonable investigation, is readily ascertainable in the public domain.
     15. Agreement to Return Company Property/Documents. Executive understands and agrees that his last day of active work at any Parker Drilling office or on any Parker Drilling owned or leased property will be at the end of the term of the Consulting Agreement. The Executive will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Parker Drilling representative. The Executive will promptly return to Parker Drilling all Confidential Information, documents, files, electronically stored information, records and tapes (written or electronically stored) regarding Parker Drilling that are in his possession or control, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. Upon or before the execution of this Agreement, Executive will return to Parker Drilling all Parker Drilling property except the property described in paragraph 9 above, including, without limitation, company automobiles, keys, equipment, computer(s) and computer equipment, devices, cellular phones, other telephonic equipment, Parker Drilling credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by Parker Drilling or himself on behalf of Parker Drilling.
     16. Knowing and Voluntary Agreement. The Executive understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly. The Executive acknowledges that he has been advised by Parker Drilling to seek legal counsel to review this Agreement.
     17. Resignation as Officer and Employee. The Executive hereby resigns all positions as an officer and employee of Parker Drilling, including but not limited to, Vice President, General Counsel and Corporate Secretary, effective as of the Effective Date. Likewise, Executive hereby resigns all positions as an employee, director, representative or agent of all Parker Drilling subsidiaries, whether direct or indirect, and Parker Drilling affiliates effective as of the Effective Date.
     18. Executive and Company Acknowledgment. Executive acknowledges that among other rights which he is waiving by entering into this Agreement is the right to bring an action pursuant to the Age Discrimination in Employment Act (“ADEA”) and similar state statutes. The following admonitions and rights have been negotiated by the parties in order to insure full compliance with the requirements of the ADEA for a valid waiver of claim:
     a) Executive and the Company have been advised to discuss the terms of this Agreement with an attorney before signing.
     b) Executive has been extended a period of 21 days within which to consider this Agreement.
     c) For a period of seven (7) days following Executive’s execution of the Agreement, Executive may revoke the Agreement by notifying Parker Drilling, in writing, of his desire to do so. After the seven (7) day period has elapsed, this Agreement shall become effective and enforceable.
     19. Dispute Resolution. If any dispute arises out of or is related to this Agreement, the Company and Executive hereby agree to resolve such dispute pursuant to the provisions of paragraph 14 of the Consulting Agreement.
     20. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Parker Drilling or Executive of any liability whatsoever, or as an admission by Parker Drilling of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.
     21. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas.
     22. Entirety and Integration. Upon the execution hereof by all the parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.
     23. Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARKER DRILLING COMPANY		EXECUTIVE

By:

	Its:	RONALD C. POTTER
	Date:	Date:

Appendix A
Unvested Restricted Stock Grants

	Date of Agreement	Number of Grant Shares	Vesting Date

1.	April 6, 2006	9667	April 6, 2009
2.	March 20, 2008	9471	March 19, 2010
3.	[March 9, 2009	70962	March 9, 2010]
4.	[March 9, 2009	70962	March 9, 2011]

	Total	161,062
Outstanding Stock Options

Date of Agreement	Number of Remaining Options	Strike Price	Expiration Date

July 15, 2003	25,000	$2.61	July 15, 2010